SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.___)

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[ ]	Preliminary Proxy Statement

[ ]	Definitive Proxy Statement

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[ ]	Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

FLUOR CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FLUOR CORPORATION

AMENDED NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 7, 2003

      The location and the time of the annual meeting of shareholders of Fluor Corporation have been changed. The meeting will now be held at the Fluor Engineering Campus, One Fluor Daniel Drive, Aliso Viejo, California, on Wednesday, May 7, 2003, at 9:30 a.m. Pacific Daylight Time.

      Other than the new location and time of the meeting, the other details of the meeting have not been changed. At the meeting, our shareholders will consider and vote on the following matters:

1.	the election of three Class I directors, each for a term of three years;

2.	the ratification of the appointment by our Audit Committee of Ernst & Young LLP as auditors for the fiscal year ending December 31, 2003;

3.	the approval of the Fluor Corporation 2003 Executive Performance Incentive Plan; and

4.	if properly presented at the meeting, the shareholder proposal requesting the Company to adopt a policy of expensing the costs of all future stock options issued by the Company.

      The shareholders will also act on any other business that may properly come before the meeting.

      All shareholders of record at the close of business on March 12, 2003 are entitled to receive notice of and to vote at the meeting. If you have not already done so, please complete, sign, date and promptly return the proxy card previously provided to you in the postage-prepaid envelope. You may also authorize the voting of your shares over the Internet or by telephone as provided in the instructions set forth on the proxy card. Your prompt response is necessary to assure that your shares are represented at the meeting.

      Shareholders are cordially invited to attend the meeting in person. A map showing the new meeting location is included for your convenience on the other side of this notice.

      This Amended Notice of Annual Meeting of Shareholders supplements, and should be read in conjunction with, the Fluor Corporation Proxy Statement, dated March 28, 2003.

By Order of the Board of Directors

LAWRENCE N. FISHER
Senior Vice President — Law and Secretary

April 18, 2003
Aliso Viejo, California